LCC INTERNATIONAL, INC.
September 4, 2008
Milfam Guarantor, LLC
4550 Gordon Drive
Naples, Florida 34102
Attention: Lloyd I. Miller III
BR Investco, LLC
11100 Santa Monica Blvd. #800
Los Angeles, CA 90025
Attention: Bryant Riley
Re:	Right to Appoint Directors
Dear sirs:
          Reference is made to that certain Shareholder Guaranty Agreement of even date herewith (the “Guaranty”) in the form attached hereto as Exhibit A given by Milfam Guarantor, LLC (“Miller”) and BR Investco, LLC (“Riley” and with Miller, the “Guarantors”), pursuant to which the Guarantors have agreed to jointly and severally guaranty the payment of the Obligations of LCC International, Inc. (the “Company”) under that certain Amended and Restated Credit Agreement, dated as of May 29, 2007 (as amended and otherwise modified from time to time, the “Credit Agreement”), by and between the Company and Bank of America, N.A. (the “Lender”). Defined or capitalized terms used in this letter agreement shall have the meanings set forth in the Guaranty, unless such terms are defined herein or unless the context clearly indicates to the contrary.
          Pursuant to the terms of the Credit Agreement, the Lender has agreed to provide a new $9,000,000 term loan tranche (the “Tranche”) of the existing Credit Agreement ranking pari passu with the current obligations under the Credit Agreement in exchange for the Guaranty by the Guarantors in an amount up to $9,000,000 and a deposit of cash by the Guarantors as collateral for the Guaranty in the amount of $9,000,000 (the “Deposit”), which amount of cash will be pledged to Lender.
          As an inducement for the Guarantors to provide the Guaranty and the Deposit for the benefit of the Company, the Company hereby agrees that it shall appoint two additional directors, one of which shall be designated by Miller and one of which will be designated by Riley, to the Company’s board of directors effective as of the date of the Guaranty, and shall maintain such directors (or their replacement designated by the respective Guarantor) as directors of the Company so long as the Guaranty is still outstanding, or, if the Guaranty is drawn upon pursuant to the terms contained therein, until such time as all amounts paid by the Guarantors thereunder have been fully reimbursed to the Guarantors by the Company.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.
          By signing this letter agreement below where indicated (which signatures can be in counterpart, each of which when executed and delivered shall be deemed an original and both of which, taken together, shall constitute the same letter agreement), the parties hereto acknowledge their agreement with the terms set forth herein.

     Accepted and Agreed to as of this 4th day of September, 2008 by the following parties:

LCC INTERNATIONAL, INC.
By:	/s/ Louis Salamone, Jr.
Name:
Title:

MILFAM GUARANTOR, LLC
By:
	Name:	Lloyd I. Miller III
Title: President

BR INVESTCO, LLC
By:
	Name:	Bryant Riley
	Title:	Manager
Guarantor Side Letter re: Directors

     Accepted and Agreed to as of this 4th day of September, 2008 by the following parties:

LCC INTERNATIONAL, INC.
By:
Name:
Title:

MILFAM GUARANTOR, LLC
By:	/s/ Lloyd I. Miller III
	Name:	Lloyd I. Miller III
Title: President

BR INVESTCO, LLC
By:
	Name:	Bryant Riley
	Title:	Manager
Guarantor Side Letter re: Directors

     Accepted and Agreed to as of this 4th day of September, 2008 by the following parties:

LCC INTERNATIONAL, INC.
By:
Name:
Title:

MILFAM GUARANTOR, LLC
By:
	Name:	Lloyd I. Miller III
Title: President

BR INVESTCO, LLC
By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Manager
Guarantor Side Letter re: Directors

EXHIBIT A
FORM OF GUARANTY